Tableau Reports Q4 and Fiscal Year 2015 Financial Results
Record customer adoption drives solid financial results

SEATTLE, Wash. – February 4, 2016 - Tableau Software, Inc. (NYSE: DATA) today reported results for its fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter 2015 Financial Results:

•	Total revenue grew to $202.8 million, up 42% year over year.

•	License revenue grew to $133.1 million, up 31% year over year.

•	International revenue grew to $53.7 million, up 63% year over year.

•	Added more than 3,600 new customer accounts.

•	Closed 414 transactions greater than $100,000, up 36% year over year.

•	Diluted GAAP net loss per share was $0.57; diluted non-GAAP net income per share was $0.33.

•	Recognized a valuation allowance on deferred income tax assets of $46.7 million.

Fiscal Year 2015 Financial Results:

•	Total revenue grew to $653.6 million, up 58% year over year.

•	License revenue grew to $423.8 million, up 51% year over year.

•	International revenue grew to $164.3 million, up 75% year over year.

•	Added more than 12,500 new customer accounts.

•	Closed 1,192 transactions greater than $100,000, up 53% year over year.

•	Diluted GAAP net loss per share was $1.17; diluted non-GAAP net income per share was $0.62.

"In Q4, a record 3,600 new customer accounts chose Tableau, bringing our total to more than 39,000 worldwide.  This speaks to the immense popularity of Tableau’s products and continued strong demand from customers around the world," said Christian Chabot, Chief Executive Officer of Tableau. "I remain optimistic that Tableau is best positioned to address the large and growing market opportunity for self-service visual analytics."

Financial Results for the Fourth Quarter Ended December 31, 2015
Total revenue increased 42% to $202.8 million, up from $142.9 million in the fourth quarter of 2014. License revenue increased 31% to $133.1 million, up from $101.4 million in the fourth quarter of 2014. International revenue grew to $53.7 million, up 63% from $32.8 million in the fourth quarter of 2014.

GAAP operating loss for the fourth quarter of 2015 was $7.1 million, compared to a GAAP operating income of $16.1 million for the fourth quarter of 2014. GAAP net loss for the fourth quarter of 2015 was $41.3 million, or $0.57 per diluted common share, compared to a GAAP net income of $20.7 million, or $0.27 per diluted common share, for the fourth quarter of 2014.

The fourth quarter income tax expense was $34.1 million due to the recognition of a valuation allowance. We believe that it is more likely than not that the benefit from our U.S. federal and state deferred tax assets will not be realized. In recognition of this risk, we have provided a valuation allowance of $46.7 million on the deferred tax assets relating to these jurisdictions. Excluding the impact of the valuation allowance, the income tax benefit was $12.7 million for the fourth quarter primarily as a result of the permanent extension of the federal R&D tax credit.

Non-GAAP operating income, which excludes stock-based compensation expense, was $30.1 million for the fourth quarter of 2015, compared to a non-GAAP operating income of $31.6 million for the fourth quarter of 2014. Non-GAAP net income, which excludes stock-based compensation expense and related income tax adjustments, was $26.0 million for the fourth quarter of 2015, or $0.33 per diluted common share, compared to a non-GAAP net income of $31.8 million, or $0.42 per diluted common share, for the fourth quarter of 2014.

Financial Results for the Fiscal Year Ended December 31, 2015
Total revenue increased 58% to $653.6 million, up from $412.6 million in 2014. License revenue increased 51% to $423.8 million, up from $279.9 million in 2014. International revenue grew to $164.3 million, up 75% from $93.8 million in 2014.

GAAP operating loss for 2015 was $52.0 million, compared to a GAAP operating income of $6.3 million for 2014. GAAP net loss for 2015 was $83.7 million, or $1.17 per diluted common share, compared to a GAAP net income of $5.9 million, or $0.08 per diluted common share, for 2014.

Non-GAAP operating income, which excludes stock-based compensation expense, was $67.4 million for 2015, compared to a non-GAAP operating income of $53.3 million for 2014. Non-GAAP net income, which excludes stock-based compensation expense and related income tax adjustments, was $48.1 million for 2015, or $0.62 per diluted common share, compared to a non-GAAP net income of $38.5 million, or $0.52 per diluted common share, for 2014.

Highlights
Recent Business Highlights

•	Released Tableau 9.2, delivering new data preparation improvements, customization for maps, enhanced security and a new native iPhone app.

•	Opened a new data center in Europe to support the growing international customer base and demand for Tableau's cloud products.

•
Held its Global Partner Summit in Austin, TX; Tableau Partner awards went to Interworks, Slalom, FiveActs, Amazon Web Services, Cerner Corporation, Infosys Limited, and USEReady in recognition of excellent performance and notable achievements.

Record Customer Adoption

•	88% of Fortune 500 companies, such as Cisco, Wells Fargo and Capital One, use Tableau, which bodes well for our land and expand strategy.

•	Tableau Online continues to be the Company’s fastest-growing product with more than 3,000 customer accounts.

•	2015 was a marquee year for Tableau’s international adoption. Customers in over 150 countries use Tableau. Over 17,000 customer accounts are located outside of North America.

◦	More than 9,000 in Europe, Middle East and Africa

◦	More than 6,000 in Asia Pacific

◦	More than 2,000 in Latin America

•	Asia Pacific was the region with the fastest growth in customer acquisition, increasing over 75% year over year.
Continued Innovation

•	In 2015, Tableau accelerated its rate of innovation, delivering Tableau 9.0 in April, Tableau 9.1 in September and Tableau 9.2 in December.

•	Recent product updates included:

◦	New data preparation capabilities including an algorithm that automatically detects relevant data and cleans up spreadsheets.

◦	Level of Detail Expressions, a feature that lets people easily express complex calculations with a few clicks.

◦
Its first standalone mobile app, Vizable, which has been downloaded in 87 countries worldwide. The app, available for free on the iPad, allows users to explore their data using gestures such as pinching, swiping and dragging.

◦	A web data connector and expanded partnerships with the leading cloud databases.
Tableau Community

•
Tableau Public, Tableau’s free platform for creating and sharing public data stories, had over 80,000 new authors publish over 200,000 new visualizations, from Global CO2 Emissions, to The Cost of Attending the 2015 World Series, to a history of Monarchy in the U.K.

•	To date, more than 150,000 authors have published over 470,000 visualizations. Approximately two-thirds of Tableau Public views come from outside of the U.S.

•
In October, Tableau held its largest customer conference to date. It attracted more than 10,000 customers to Las Vegas for hands-on training, keynotes and sessions. The conference offered 340 sessions, and more than 100 Tableau customers shared their success stories and analytics wins. People from nearly every industry, including government, healthcare, manufacturing and retail shared their data successes.

•	Tableau User Groups garnered momentum in 2015, with over 300 groups globally and over 75,000 members. Tableau held its first virtual Tableau User Group with over 3,500 live participants.
Employee and Office Growth

•	Tableau hired more than 1,000 employees during 2015 and now has more than 3,000 employees worldwide.

•	Since prior year, Tableau opened new offices in Washington, DC, New York City, Singapore, Vancouver, Paris, Beijing and Shanghai. Tableau now has offices in 16 cities worldwide.

Conference Call and Webcast Information
In conjunction with this announcement, Tableau will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss Tableau's fourth quarter and fiscal year 2015 financial results. A live audio webcast and replay of the call, together with detailed financial information, will be available in the Investor Relations section of Tableau's website at http://investors.tableau.com. The live call can be accessed by dialing (877) 201-0168 (U.S.) or (647) 788-4901 (outside the U.S.) and referencing passcode 17889112. A replay of the call can also be accessed by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (outside the U.S.), and referencing passcode: 17889112.

About Tableau
Tableau (NYSE: DATA) helps people see and understand data. Tableau helps anyone quickly analyze, visualize and share information. More than 39,000 customer accounts get rapid results with Tableau in the office and on-the-go. Over 150,000 people use Tableau Public to share data in their blogs and websites. See how Tableau can help you by downloading the free trial at www.tableau.com/trial.
Tableau and Tableau Software are trademarks of Tableau Software, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, "forward-looking" statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the Company's business and customer growth and product adoption, including adoption by international customers, the Company's research and development investments, costs, efforts and future product releases, the Company's ability to address any market opportunities, and the Company's expectations regarding future revenues, expenses and net income or loss. These statements are not guarantees of future performance, but are based on management's expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Tableau's business and addressable market; competitive factors, including new market entrants and changes in the competitive environment, pricing changes, sales cycle time and increased competition; Tableau's ability to build and expand its direct sales efforts and reseller distribution channels; Tableau's ability to attract, integrate and retain qualified personnel; general economic and industry conditions, including expenditure trends for business intelligence and productivity tools; new product introductions and Tableau's ability to develop and deliver innovative products; Tableau's ability to provide high-quality service and support offerings; risks associated with international operations; and macroeconomic conditions. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Tableau's most recently filed Quarterly Report on Form 10-Q, and other reports and filings with the Securities and Exchange Commission, and could cause actual results to vary from expectations. All information provided in this release and in the conference call is as of the date hereof and Tableau undertakes no duty to update this information except as required by law.

Non-GAAP Financial Measures
Tableau believes that the use of non-GAAP gross profit and gross margin, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss) and non-GAAP net income (loss) per basic and diluted common share is helpful to its investors. These measures, which are referred to as non-GAAP financial measures, are not prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Non-GAAP gross profit is calculated by excluding stock-based compensation expense attributable to cost of revenues from gross profit. Non-GAAP gross margin is the ratio calculated by dividing non-GAAP gross profit by revenues. Non-GAAP operating income (loss) is calculated by excluding stock-based compensation expense from operating income (loss). Non-GAAP operating margin is the ratio calculated by dividing non-GAAP operating income (loss) by revenues. Non-GAAP net income (loss) is calculated by excluding stock-based compensation expense and related income tax adjustments from net income (loss). Non-GAAP net income (loss) per basic and diluted common share is calculated by dividing non-GAAP net income (loss) by the basic and diluted weighted average shares outstanding. Non-GAAP diluted weighted average shares outstanding includes the effect of dilutive shares in periods of non-GAAP net income. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company's non-cash expenses, Tableau believes that providing non-GAAP financial measures that exclude stock-based compensation expense allow for more meaningful comparisons between its operating results from period to period. All of these non-GAAP financial measures are important tools for financial and operational decision making and for evaluating Tableau's own operating results over different periods of time.

Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in Tableau's industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on Tableau's reported financial results. Further, stock-based compensation expense has been and will continue to be for the foreseeable future a significant recurring expense in Tableau's business and an important part of the compensation provided to its employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Investors should review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included below, and not rely on any single financial measure to evaluate Tableau's business. International revenues as described above represent revenues outside the United States and Canada.
Investor Contact:
Joni Davis
Tableau Investor Relations Director
206.634.5523
jdavis@tableau.com

Carolyn Bass
Market Street Partners
415.445.3232 or 415.445.3235
tableau@marketstreetpartners.com

Press Contact:
Doreen Jarman
Tableau Director, Public Relations
206.634.5648
djarman@tableau.com

Tableau Software, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2015	2014	2015	2014
Revenues
License	$133,137	$101,382	$423,766	$279,944
Maintenance and services	69,613	41,541	229,821	132,672
Total revenues	202,750	142,923	653,587	412,616
Cost of revenues
License	1,515	643	3,852	1,211
Maintenance and services	20,120	10,968	69,833	35,774
Total cost of revenues (1)	21,635	11,611	73,685	36,985
Gross profit	181,115	131,312	579,902	375,631
Operating expenses
Sales and marketing (1)	107,883	68,736	356,723	216,672
Research and development (1)	59,988	33,737	204,131	110,923
General and administrative (1)	20,325	12,759	71,078	41,712
Total operating expenses	188,196	115,232	631,932	369,307
Operating income (loss)	(7,081)	16,080	(52,030)	6,324
Other income (expense), net	(181)	1,021	1,223	858
Income (loss) before income tax expense (benefit)	(7,262)	17,101	(50,807)	7,182
Income tax expense (benefit)	34,059	(3,606)	32,893	1,309
Net income (loss)	$(41,321)	$20,707	$(83,700)	$5,873

Net income (loss) per share:
Basic	$(0.57)	$0.30	$(1.17)	$0.09
Diluted	$(0.57)	$0.27	$(1.17)	$0.08

Weighted average shares used to compute net income (loss) per share:
Basic	72,771	69,572	71,701	67,591
Diluted	72,771	76,384	71,701	74,319

(1) Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2015	2014	2015	2014
	(in thousands)
Cost of revenues	$2,227	$770	$7,031	$2,227
Sales and marketing	13,940	5,932	45,205	18,203
Research and development	17,895	7,023	55,269	20,794
General and administrative	3,129	1,769	11,963	5,794

Tableau Software, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$795,900	$680,613
Accounts receivable, net	131,784	99,910
Prepaid expenses and other current assets	16,977	10,777
Income taxes receivable	78	229
Deferred income taxes	—	18,732
Total current assets	944,739	810,261
Property and equipment, net	72,350	45,627
Deferred income taxes	1,544	5,879
Deposits and other assets	12,078	3,895
Total assets	$1,030,711	$865,662
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,152	$1,978
Accrued compensation and employee related benefits	53,003	40,164
Other accrued liabilities	31,838	15,769
Income taxes payable	1,000	378
Deferred revenue	185,608	121,985
Total current liabilities	272,601	180,274
Deferred revenue	12,903	7,825
Other long-term liabilities	11,262	5,557
Total liabilities	296,766	193,656
Stockholders' equity
Common stock	7	7
Additional paid-in capital	805,804	660,668
Accumulated other comprehensive income	643	140
Retained earnings (accumulated deficit)	(72,509)	11,191
Total stockholders' equity	733,945	672,006
Total liabilities and stockholders' equity	$1,030,711	$865,662

Tableau Software, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal Year Ended December 31,
	2015	2014
Operating activities
Net income (loss)	$(83,700)	$5,873
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization expense	23,667	13,512
Stock-based compensation expense	119,468	47,018
Excess tax benefit from stock-based compensation	(5,629)	(14,061)
Deferred income taxes	28,558	(899)
Changes in operating assets and liabilities
Accounts receivable, net	(34,225)	(41,015)
Prepaid expenses, deposits and other assets	(13,783)	(6,950)
Income taxes receivable	147	1,816
Deferred revenue	71,383	62,752
Accounts payable and accrued liabilities	30,224	21,181
Income taxes payable	664	224
Net cash provided by operating activities	136,774	89,451
Investing activities
Purchases of property and equipment	(45,130)	(36,748)
Sales of property and equipment	—	1,694
Other investing activities	(1,000)	—
Net cash used in investing activities	(46,130)	(35,054)
Financing activities
Proceeds from public offering, net of underwriters' discount and offering costs	—	344,077
Proceeds from issuance of common stock	20,117	16,151
Excess tax benefit from stock-based compensation	5,629	14,061
Net cash provided by financing activities	25,746	374,289
Effect of exchange rate changes on cash and cash equivalents	(1,103)	(747)
Net increase in cash and cash equivalents	115,287	427,939
Cash and cash equivalents
Beginning of period	680,613	252,674
End of period	$795,900	$680,613

Tableau Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of gross profit to non-GAAP gross profit:
Gross profit	$181,115	$131,312	$579,902	$375,631
Excluding: Stock-based compensation expense attributable to cost of revenues	2,227	770	7,031	2,227
Non-GAAP gross profit	$183,342	$132,082	$586,933	$377,858

Reconciliation of gross margin to non-GAAP gross margin:
Gross margin	89.3%	91.9%	88.7%	91.0%
Excluding: Stock-based compensation expense attributable to cost of revenues	1.1%	0.5%	1.1%	0.5%
Non-GAAP gross margin	90.4%	92.4%	89.8%	91.6%

Reconciliation of operating income (loss) to non-GAAP operating income:
Operating income (loss)	$(7,081)	$16,080	$(52,030)	$6,324
Excluding: Stock-based compensation expense	37,191	15,494	119,468	47,018
Non-GAAP operating income	$30,110	$31,574	$67,438	$53,342

Reconciliation of operating margin to non-GAAP operating margin:
Operating margin	(3.5)%	11.3%	(8.0)%	1.5%
Excluding: Stock-based compensation expense	18.3%	10.8%	18.3%	11.4%
Non-GAAP operating margin	14.9%	22.1%	10.3%	12.9%

Reconciliation of net income (loss) to non-GAAP net income:
Net income (loss)	$(41,321)	$20,707	$(83,700)	$5,873
Excluding: Stock-based compensation expense	37,191	15,494	119,468	47,018
Income tax adjustments (1)	30,116	(4,418)	12,295	(14,387)
Non-GAAP net income	$25,986	$31,783	$48,063	$38,504

Weighted average shares used to compute non-GAAP basic net income per share:	72,771	69,572	71,701	67,591
Effect of potentially dilutive shares: stock awards	5,726	6,812	5,970	6,728
Weighted average shares used to compute non-GAAP diluted net income per share	78,497	76,384	77,671	74,319

Non-GAAP net income per share:
Basic	$0.36	$0.46	$0.67	$0.57
Diluted	$0.33	$0.42	$0.62	$0.52

(1) During fiscal 2015, the Company began to utilize a fixed projected non-GAAP tax rate for each quarter in a fiscal year in its computation of non-GAAP net income (loss) in order to provide better consistency across interim reporting periods by eliminating the effects of non-recurring and period-specific items, because each of these items can vary in size and frequency. To determine this long-term rate, the Company evaluated a three-year financial projection that excludes the impact of non-cash stock-based compensation expense and related direct income tax benefit. The projected rate takes into account other factors including the Company's current operating structure, its existing tax positions in various jurisdictions and key legislation in major jurisdictions where the Company operates. The non-GAAP tax rate applied to the first three quarters of 2015 was 43%, and did not assume the federal R&D tax credit would be extended. In December 2015, the federal R&D tax credit was permanently extended. Accordingly, the Company revised its long-term non-GAAP tax rate to 30% and applied this rate to the full year ended December 31, 2015. The long-term non-GAAP tax rate assumes the Company’s deferred income tax assets will be realized based upon projected future taxable income excluding stock-based compensation expense. The Company anticipates using this non-GAAP tax rate in future periods. The Company may provide updates to this rate on an annual basis upon the completion of each fiscal year, or if material changes occur.